EXHIBIT 99.2

IDEX CORP.

Moderator: Mike Yates

February 7, 2012

10:30 a.m. ET

Operator:	Good morning, my name is (Kristen) and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Idex Corporation Q4 2011 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during that time, simply press star followed by the number one on your telephone keypad. If you have already done so, please press the pound sign now and then press star one again to register your question.

Thank you. At this time, I’d like to turn the call over to our host, Mr. Mike Yates, vice president and chief accounting officer. Please go ahead.

Mike Yates:	Thank you, (Kristin). Good morning, everyone, and thank you for joining us for a discussion of the Idex 2011 financial highlights. Last night, we issued a press release outlining our company’s financial and operating performance for the three and 12-month periods ended December 31st, 2011. The press release, along with the presentation slides to be used during today’s Web cast, can be accessed on our company’s Web site at www.idexcorp.com.

Joining me today from Idex Management are Andy Silvernail, our chairman and CEO, and Heath Mitts, vice president and chief financial officer. The format for our call today is as follows. We will begin with a summary of the fourth quarter and full-year 2011. We will then disclose our redefined segmentation, followed by a walk-through of our four legacy business segments. And finally, we will wrap up with an outlook for 2012. Following our prepared remarks, we will then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes, by dialing the toll-free number 855-859-2056 and entering the conference ID 40912918, or you may simply log on to our company’s Web page and – for the Web cast replay.

As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the safe harbor language in today’s press release and in Idex’s filings with the securities and exchange commission. With that, I will now turn this call over to our chairman, Andy Silvernail. Andy?

Andy Silvernail:	Hey, thanks, Mike. Hey, good morning, everybody. I want to start here on slide five. By now, you’ve all had a chance to review our press release and take notice of the strong finish to a very good year. We established record orders, sales, cash flow and EPS. For the year, orders were up 18 percent and sales were up 22 percent, exceeding 1.8 billion dollars. Organically, we achieved nine percent sales growth despite volatile markets. We completed the largest transaction in Idex history with the acquisition of CVI Melles Griot, which further enhances our optics and photonics capabilities. The integration of CVI is on track, and we’re in the process of executing our integration plan, including our commercial strategy and planned footprint consolidation.

Full year EPS was $2.56, up 29 percent over 2010, and full-year adjusted operating margin of 18.1 percent was up 90 basis points from prior year. On an apples-to-apples basis, that is excluding the impact of 2011 acquisitions, operating margins would have increased 200 basis points, so I’m pleased with our team’s focus and execution to drive strong, profitable growth.

Now on to the fourth quarter. Sales grew 19 percent, seven percent organically. Operating margins were up 40 basis points year over year, or up 160 basis points when we normalize for acquisitions. As we get into the segment detail, you’ll see a broad-based performance where we drove productivity throughout the organization. Pre-cash flow was 74 million dollars in the quarter, resulting in cash conversion of 155 percent of net income. Again, our team executed well, and this is reflected in our improved working capital.

In Q4, we completed the issuance of a 350 million dollar 10-year public bond, which allowed us to secure long-term capital at an attractive low rate. Effectively, this frees up our bank revolver, so our strong free cash flow generation and securing attractive long-term debt, the balance sheet is in great shape and we have plenty of drive power to execute our short and long-term acquisition strategy.

I’m proud of the team’s achievements. As we enter 2012, we see healthy order rates and outlook for many of our end markets. The January order rates were solid, and although markets remain volatile, we’re encouraged by the start. We’re still driving selective restructuring actions, and we will benefit, particularly in the back half of the year, as we begin to realize savings from our manufacturing footprint consolidation.

As I reflect on our outstanding year, and the end markets driving our success, I tend to put our business in two general categories, high growth and high value. Our high growth platforms are those that will continue to acquire high-quality businesses and technologies that accelerate profitable growth and improve our competitive position. Not only do we have a full M&A pipeline for these businesses, we believe these have attractive organic growth potential. These high-growth businesses are those that are primarily in our HST and FMT segments. High value businesses are those businesses that command premiere margins due to the critical nature of their solutions and market and brand position.

While these businesses alsop have attractive organic growth potential, strategically we’ve chosen not to focus on M&A. These businesses fall into our FSD and dispensing segments. Both high-growth and high-value businesses receive investment to innovate and continue to expand their market and geographic reach.

Before I walk you through the segment results, I wanted to explain our re-segmentation. We’ve elected to realign our high-value businesses. We’ll no longer disclose the dispensing equipment business as a stand-alone segment. Dispensing will now join BAND-IT, Hale, Hurst, Class 1 and the Lukas brands, which all hold a number one or number two position in their respective markets. We believe having that combined fire safety and diversified segment reduces unnecessary complexity. This newly-combined segment is led by Eric Ashleman. Eric joined Idex in 2008, and has done an outstanding job leading our gas business unit. In 2010, he added dispensing to his responsibilities. Earlier, in 2011, Eric was given responsibility for BAND-IT and fire and rescue. Under his leadership, we anticipate continued global growth across this portfolio while driving productivity and efficiency.

This combined segment now makes up an excess of 20 percent of total Idex sales, and delivers great operating margins. So, there’s no change in the fourth quarter with respect to how we report the four segments. However, going forward, there will be three reportable segments. Now, moving on to the segment results. This will be the last time we separately break out dispensing.

With that clarification, I’ll begin the segment discussion starting with fluid and metering on slide six. I’d like to commend the FMT team for their outstanding performance in 2011, really a terrific job. For the fourth quarter, orders were modestly down organically, as we came up against some tough comps from large projects and blanket orders in 2010. Sales increased eight percent organically for the quarter, and 13 percent organically for the year. FMT delivered an operating margin of 19.9 percent for the year, which was 140 basis points better than 2010.

In Q4, our sales did benefit from specific project-related shipments, mainly in Europe and the Middle East, some of which have been in our backlog for several quarters. Within the ag space, Banjo had an exceptional year. Banjo is the clear market leader in a very strong end market, and they’re experiencing tremendous growth, up 27 percent from prior year. Their orders have not shown any signs of softening, and we believe Banjo will deliver yet again in 2012.

Within chemical and energy, infrastructure expansion internationally and our focus in the aftermarket generated double-digit organic growth to the full year. I’m very pleased with the team’s reinvigorated efforts in the aftermarket.

Our water business continues to face municipal economic headwinds. While the near-term outlook remains muted, we expect long-term growth as global infrastructure investment picks up.

Now on to health and science. Orders were up 40 percent for the quarter, organic orders were up two percent. Fourth quarter sales increased 51 percent, up seven percent on an organic basis, adjusted operating margin of 19.5 percent was impacted by CVI’s margins that were dilutive to the segment. Excluding acquisitions, fourth quarter HST operating margins would have increased 230 basis points versus prior year. We expect HST’s margin profile to expand over time as we continue to execute the CVI integration, including manufacturing footprint consolidation and utilization of IDEX’s commercial and operational excellence programs.

We pride ourselves on being an innovative and solutions-driven business. This winter, Precision Polymer Engineering, or PPE, an Idex company that is a world leader in high-performance seals, launched a low temperature seal good to 40 degrees below zero. This solution addresses the need for reliable, durable sealing in conditions where competitors failed. Its enduring performance characteristics and ability to fill a void in the marketplace is what sets PPE’s pearlized ice apart from its competition, and I believe this is yet another example of what Idex does best. PPE is well positioned to have another great year in 2012, through delivering new products, penetrating adjacent markets, and expanding globally.

As you may recall, a material process technology platform, which is heavily concentrated in food, chemical and pharma, built significant backlog in Q3. While the pace moderated in the fourth quarter, we’re still experiencing very solid orders. The outlook for MPT platform is robust and provides us with confidence heading into 2012.

Within HST’s fluidics platform – that’s the business which provides components to the instrumentation OEMs – we experienced moderation in growth rates as we come up against stiffer comparisons. In 2010 and the first half of 2011, we saw more blanket orders and several large end market new product ramp-ups. Also, we continue to see volatility in the OEM environment. However, the end markets and the specific applications where we provide content have begun to stabilize. We are being cautious with our expectations for this platform, at least through the first half of 2012, as OEM funding concerns are worked out.

In summary, for HST, we have great traction in our MPT platform and sealing business. The optics platform integration is on track, and we have taken a cautious approach to the fluidics platform. We still feel great about our leadership position and end markets for the segment, and we will continue to invest accordingly.

I’m now on to dispensing, page eight. And as I mentioned, this will be – this will be reported under fire safety and diversified in the future. In the quarter, organic orders were down 16 percent, sales were down one percent flat organically. If you recall, Q3 2011 organic orders were up 23 percent. This is the type of fluctuation quarter to quarter that is typical for dispensing. Operating margin in Q4 of 3.7 percent is down 20 basis points versus 2010, primarily due to mix. However, operating margin was 16.3 percent for the full year 2011, up 20 bps compared to 2010, which is evidence of our ability to control costs and drive efficiency even in a slowing market. This is largely due to structural actions we have taken, where we consolidated a number of European offices to supply or simplify our footprint.

We’re not forecasting a broader market rebound, however there are signs of recovery on the horizon. In 2012, we plan to further solidify a position as the global market leader through new product introductions with a particular focus on emerging markets. With our right-sized cost structure, we are well positioned globally for a market rebound.

We’ll wrap up our segment discussion with fire safety and diversified, on page nine. This segment continues to perform extremely well given the challenging market environment. In Q4, organic orders were up one percent as sales grew six percent organically. For the full year, orders grew six percent organically at – excuse me – orders grew six percent organically and sales grew five percent organically.

Our fire suppression business anticipates that the North American market will remain flat in 2012, but the team success continues through their ability to reduce costs and drive growth internationally. Our rescue tools business continues to perform. We believe our global growth will outpace the domestic activity. BAND-IT had another excellent year. The team continues to find new applications and markets for the fastening products.

In summary, FSD delivered top line growth while expanding margins 140 basis points. Further growth in the platform will continue in 2012 as we expand our reach across the globe and into new markets. With that, I’m now on slide 10. I’ll walk you through our full year 2012 guidance. I’ll start at the top of the bridge. As we previously disclosed, we secured long-term money in Q4, resulting in incremental interest expense of 10 cents in 2012. In Q4, FX turned against us as the dollar strengthened. When we apply the January 31st month end rates, the result is a 20 million dollar headwind for full-year results when compared to prior year rates.

We anticipate mid single digit growth across all platforms in 2012, to provide 22 to 28 cents of EPS. The full year impact of our IDEX optics and photonics platform will be 10 to 12 cents accretive over the partial year 2011 contributions, as CVR was acquired in the summer of 2011. The impact from our recent restructuring actions will generate another four cents of EPS. We’re also making some pretty significant investments in our operational and commercial excellence programs. Most significantly, we made an investment in our global supply chain. These incremental costs will deliver sustainable profitable growth and savings today and over the long term. And all of this bridges to EPS range of 274 to 282, or seven to 10 percent EPS growth.

So if you’ll flip to the next slide. I’m now on slide 11, and I’ll give you more color on Q1 2012 expectations and a few other modeling considerations. We expect Q1 EPS to be 62 to 64 cents, up nine to 12 percent year over year. Q1 organic revenue growth will be approximately four percent. Just to be clear, our forecast assumes Q1 revenue is modestly higher than Q4 revenue in absolute dollars. In Q1, FX will have a negative year over year impact on sales of approximately one percent, and the new debt structure will have three cents EPS impact versus prior year. For the full year 2012, operating margin for the company will be approximately 19 percent. Other modeling items I want you guys to consider, the full year 2012 tax rate is anticipated to be approximately 30 percent. Full year capex will be around 40 million dollars, and as I said a few minutes ago, we’ve demonstrated the ability to convert cash extremely well, and we anticipate similar performance in 2012, where cash generation will be well in excess of net income.

Our earnings projections exclude any future restructuring, future acquisitions or charges associated with acquisitions. That concludes my prepared comments on an excellent year and 2012 outlook. And with that, I’ll open it up to your questions. Operator?

Operator:	At this time, if you would like to ask a question, please press star followed by the number one on your telephone keypad. And your first question is from the line of Jim Lucas, with Janney Capital Markets.

Jim Lucas:	Thanks, good morning, and thanks for building our models for us, Andy.

Andy Silvernail:	No problem, Jim, good morning.

Jim Lucas:	Wanted to start first on the order patterns that you saw through the fourth quarter, and how the year has started, because obviously a lot of focus there, especially with references to the blanket orders, so was hoping you could flush out a little bit more of the patterns there.

Andy Silvernail:	Yes, no problem at all, Jim. You know, we’ve talked about this, even through last year, of how we’ve seen kind of an overall change in order patterns, where we’re seeing fewer blanket orders, and order patterns, the volatility increasing, I’d call it lead time decreasing. And so we’ve seen blankets turn more and more into book and turn, and that trend has continued, and we anticipate it to continue going forward. So that’s pretty consistent with what we’ve communicated in the past, and that’s what we saw in Q4.

In terms of the question on the start of the year, the year started well. January was very solid, we’re encouraged to see, I guess, coming out of the gates we’re pretty encouraged to see all of the markets responding. You know, we do believe that we saw some de-stocking in Q4 and a number of businesses, particularly in HST, and we’ve seen a nice bounce back in the start of the year.

Jim Lucas:	OK, and with that change from – to more of that book and turn business, is this part of the evolution of the portfolio or what has specifically changed with your customers’ order patterns?

Andy Silvernail:	Jim, I think it’s a couple of things. First and foremost, this trend started to some degree or another coming out of the – of the recession, where we saw a lot of de-stocking throughout the recession, and not as much coming back in post. So I think it’s fair to say, to some degree, this started, you know, back in 2009, 2010.

You know, the other part is, you know, candidly, with our operational excellence activities, our ability to shorten lead times, you know, in particular I was over in Europe a few weeks ago, and visiting one of our businesses that has literally cut lead times in the last 14 months by 75 percent. And when you see that, customers get used to that, and they bring down their inventory basis and they move more to a common bond-like behavior. So it’s – to some degree it’s the marketplace, and I think that’s the over-riding trend. To some degree, it’s our ability to take down lead times, and I think everybody will continue to be cautious in the marketplace around building inventories, until there’s more, I guess, overall confidence in the overall end markets.

Jim Lucas:	OK, and then as a – as a followup on a separate topic, you’ve – you know, obviously, we all see the headlines about Europe, and emerging markets. You know, many people have been talking about a slowing in the growth rate there. Can you just give us a little bit of color on what you’re seeing in the emerging markets and how you’re thinking about it in 2012?

Andy Silvernail:	You bet. You know, I think, like a lot of folks, we saw deceleration in Europe in, you know, starting in the late summer and that certainly continued into the fourth quarter. You know, at the same time, it has not been a wholly negative story, so please don’t let anyone read into that. You know, Europe has remained, I’d call it solid, but the growth rates certainly decelerated meaningfully in Europe, starting in the summer and into the fourth quarter.

Asia, I think we all saw some slowdown in the third quarter in Asia, and we saw it tick back up in the fourth quarter and I think that trend is going to continue, really driven by what we’re seeing out of China as we look into the balance of the year.

Jim Lucas:	OK, great, thank you very much.

Andy Silvernail:	You bet. Thanks, Jim.

Operator:	Your next question is from the line of Scott Graham, with Jefferies.

Scott Graham:	Hi, Andy, hi, Heath. So, I was hoping that maybe on the back of Jim’s question, you might be able to give us – you gave us a little bit of color on the blanket orders on oil and gas and projects for FMT. I was hoping you can give similar color on HST as well as FSD, and then I have a followup.

Andy Silvernail:	Yes, no problem. You know, I think the HST/FSD stories are a little bit different. And what I mean by that is, as we talked about in the third quarter report, the HST – some of the HST end markets – and let’s be very clear about this – we’re really talking about the fluidics piece, which is selling into the instrumentation OEMs. You know, we have actively seen a significant change in terms of moving to more (conbon) by a number of our major customers in that business, which really reduces the number of blanket orders. And we saw that in the midpoint of last year, and accelerate through the third and the fourth quarter.

Part of that is due to our operational performance. Part of that is due to their operational performance, in terms of their ability to manage inventory. But the biggest piece has been the uncertainty around the funding environment, and I think, you know, we’re seeing some pretty mixed results at the end market level around that. And you know, I think – you know, we’re going to see some of that through the first quarter. There’s no doubt we’re going to see that behavior through the first quarter, and then as the funding considerations get dealt with here in the back half, I think it improves.

You know, I’ve said pretty consistently that you know, I’m not sure if it’s a three or a 12-month phenomenon, but it’s going to play itself out, because the over-riding trends in this business, meaning the scientific fluidics business, are positive. And we expect the growth rates to return, you know, whether it’s in the back half of the year or not, but we expect that to return.

You know, on the FSD side, Scott, a little bit different. You know, we had a really strong Q3 in FSD. We saw a number of pretty big things come through in Q3, shipped in Q4. And so the phenomenon is not quite as great there. I will tell you that in FSD, specifically in rescue, we’re seeing some pretty nice things internationally, from the large order perspective, so we’re encouraged by that. But I think the trends between HST and FSD are a little bit different.

Scott Graham:	Would you be willing to tell us an organic order number in the month of January for the whole company?

Andy Silvernail:	You know, we don’t – we don’t break that out. I will say that it’s positive.

Scott Graham:	Positive.

Andy Silvernail:	Significantly positive, better than our expectations.

Scott Graham:	OK, OK, thank you. The followup question is simply, you know, with this – with the debt issuance in the fourth quarter, it sounds to me, Andy, like you guys are setting yourselves up for another good period of M&A. And I was wondering, I know where the M&A is going to, you know, be targeted, the segments. But could you give us an idea of, you know, if it’s a fat pipeline, like you said, what could we – what do you think we could reasonably expect in 2012 in terms of disbursements? Can it be something north of 500 million on the capital outlays to – for acquisition activity, could it be in the 750 area? What are you thinking on the back of the envelope?

Andy Silvernail:	Well, let me – let me tackle two things, Scott, in that, one around the debt. You know, I just want to say first and foremost, I’m really delighted with the team here and how they went about getting this debt placement. They did a terrific job and when you think about it, we really have our paths set in terms of capital structure for a very long period of time here. And you know, we have a tremendous amount of dry powder. It’ll be at a very inexpensive rate as we utilize that, and you put that together with the strong free cash flow, and this really aligns us well to that billion to a billion two that we’ve talked about being able to deploy over the next three years. So first, kudos to the team for that.

On the M&A front, you know, Scott, when you said 750, I had a couple guys in the room kind of choke a little bit. But I’ve got to resuscitate Heath. In all seriousness, though, if we do 200 to 300 million, you know, that would be a good year for us, at 200 to 300 million in capital outlay, and that would be in line with our, you know, one billion to 1.2 billion dollar goal. And we’ve got a pretty good pipeline. You know, that being said, the nature of our pipeline is if more things broke our way, right, you could see that number creep pretty quickly as we saw in 2011. So you know, 200 to 300 would be solid, and if things break our way, it could be significantly more than that.

Scott Graham:	Thanks very much.

Andy Silvernail:	You bet, Scott, thank you.

Operator:	Our next question is from Matt Summerville, with KeyBank.

Andy Silvernail:	Hey, Matt. You there?

Matt Summerville:	Hello?

Andy Silvernail:	Hi, Matt.

Matt Summerville:	Oh, sorry about that.

Andy Silvernail:	No problem.

Matt Summerville:	It must have been the mute button. I was wondering if, with regards to FMT orders being down one percent, if we bucket that with oil and gas or energy and chemical and ag and other general industrial and then water, how would those four buckets have looked around, you know, that one percent?

Andy Silvernail:	You know, ag was really good, and we anticipate it’s going to continue to be really good. The team at banjo is just doing a great job, really terrific. You know, energy and chemical were OK. You know, they were solid, and water was down as we expected, and I will say, however, that we feel pretty good that, you know, we’re kind of hitting along the bottom with water. And if I kind of think about, you know, actually water and fire, kind of put them in the muni bucket, so to speak, we feel pretty good that we are, you know, at or near a bottom relative to those businesses.

Matt Summerville:	And then if we think about your three reportable segments now going forward, and you kind of are lining that up with, you know, organic growth guidance of about five percent, I guess how do you see those three businesses kind of scattered around that five? Which do you see growing above, at, maybe below that level, and if you look at the three, where would you be most optimistic based on what you’re seeing in your order book early in the year, and then where would you be most pessimistic based on what you’re seeing in your order book?

Andy Silvernail:	You know, Matt, not to be – not to be dodgy about it, but I’ve got to tell you, the way our annual operating plan rolled up, and what we’ve seen early on, really shows the three segments being plus or minus pretty close to that – to that mid range. If I had to handicap different pieces of it, you know, you’ve got some pieces that – you know, FMT could definitely beat the number, just because of the strength in the infrastructure and markets. And you know, we could see better than expected performance there. You know, on the HST side, you’ve got what I talked about in terms of the instrumentation, which you know I don’t see downside to our expectations there, and potentially, in the back half if funding concerns, you know, get better, we could see, you know, some better performance there.

And then within, you know, FSD, you know, we’re still expecting dispensing to be pretty flat, and we’re expecting fire to be pretty flat. And we don’t see – there’s not a – there really isn’t a catalyst here, if I look at the back half of the year on an increase in muni spend. So I wouldn’t handicap that up. At the same time, I wouldn’t handicap it down. So you know, if I look at it relative to the portfolio, I don’t see, you know, a lot of potential negatives, and I see definitely a couple of potential positives.

Matt Summerville:	If you think about, you know, this – this public funding environment kind of being there for a while, and we think about kind of an organic growth equation around HST, in terms of content or share gains versus market growth versus price, how are you thinking about how those three buckets will evolve? And I’m really not talking about this quarter or this year, but over a longer period of time.

Andy Silvernail:	Sure, sure. I think, you know, if you look at it long term, and you’re looking at HST as a whole – Matt, I assume you’re referring to the fluidics piece, right?

Matt Summerville:	If you’d like to speak to the fluidics and then the non-fluidics, I think that would be helpful as well.

Andy Silvernail:	OK. You know, on the fluidics side, you know, there are really two big drivers to accelerated growth in that business, and – well, I’ll call it three big drivers. You’ve got one, which is the market itself, and I do think, you know, as we move past these funding concerns, we’re going to see more like historical rates organically in that business. And you know, all of the market trends, I think, you know, point in that direction over a three to five year period of time. So I think very favorably about that.

The second piece of the equation is new product introductions. And you know, you look at 2010 and 2011 – early 2011 – for those of you who know that space well, there were some pretty big new product launches that came out into the marketplace that drove some incremental growth, and we obviously played well in those and did well. And then the third piece, Matt, to your comment, is really around taking share. And that’s a pretty consistent theme for us. You know, 2010, 2011 – early 2011, we did better on some new stuff that came out, and so that was positive. And we’ll still see some improvements.

I will say, though, that if you look at the pipeline, our visibility into the pipeline of what’s being launched, which is not 100 percent, but it’s pretty good, you know that’s not as robust in 2012, but I think, you know, over time that kind of cycles in two to four year cycles, depending upon the market.

So you know generally, Matt, I feel good over the long term in terms of those three things. You know, the other things you mentioned were really around price. You know, price is – has been OK for us. You know, we have – it’s not an environment where we’re going to go out and get a bunch of price. There’s no doubt about it, but it’s also not a deflationary environment, so you know, I’ll call that a neutral. So net-net, in the intermediate term, I think it’s about funding concerns. And in the long term, I really like how we’re positioned.

Matt Summerville:	Thanks a lot, Andy.

Andy Silvernail:	You bet. Thanks, Matt.

Operator:	Your next question is from Robert Barry with UBS.

Andy Silvernail:	Robert, you there?

Robert Barry:	Can you hear me?

Andy Silvernail:	Just now, yes.

Robert Barry:	OK, sorry.

Andy Silvernail:	No problem.

Robert Barry:	Wanted to ask about the operating margin assumption and where you see the biggest improvement year over year?

Heath Mitts:	Well, this is Heath. I’ll take this one. I mean, we – on an organic flow-through basis, we’re still holding to our 30 to 35 percent, as we’ve been consistent with for several years now. That still allows for, with this type of growth rate, for some healthy margin expansion, and we’re guiding for the year, somewhere in the 19s.

If you look at where we’ve come in at the segment level, X even some of the acquisitions, some of that’s non-cash, as you know, some of the amortization costs that came with CVI – the company did very well in terms of what our expansion was this year, even with that as a – as a headwind towards the – towards the full-year numbers.

So I would say in general, I would – I would model it around the 19s and we’ll see where we come in. Price will be a good guy in total for the company. It’ll be around one percent, so that gives us some tailwind heading into the year, but there will be some inflationary pieces that has to be – have to be offset by that, so –

Robert Barry:	Yes, I think you had talked on the last call about the HST segment, kind of tracking in the – in the 19s. Has your – just, you know, layering and the amortization from CVI. Is – has the outlook changed there at all, or is that still kind of comparable?

Heath Mitts:	No, we did 19 1/2 this quarter, which is consistent with kind of a third quarter view as well. I’d say, you know, we’re – in terms of costs that are coming out, especially some of the structural costs that are coming out related to some consolidations within the CVI, or the overall optics platform, you’ll begin to see that begin to increment up with the flow-through assumptions still 30 to 35 percent for that segment.

We won’t see kind of full run rate for a couple of those consolidations until the later part of 2012, and there is a little bit of investment that’ll come in ahead of that, but I’d say – I would tell you, you know, I would model HST in kind of the mid 19 and 19 1/2, and you’ll begin to see it incremented up to an exit rate of 2012 with probably a two in front of it.

Robert Barry:	Yes, OK. And then just finally, I just – I just wanted to be clear on the – on the HST segment. I think it was about, like seven or eight percent of that segment that you thought was kind of directly impacted by NIH funding, and maybe as much again that kind of impacted, because of its adjacency to NIH funding?

Heath Mitts:	Yes.

Robert Barry:	I mean, in your planning assumptions, are you modeling that, call it 15, 16 percent of the segment to be kind of flat, down, up, how are you thinking about that piece?

Heath Mitts:	That’s a great question, and the way we’ve kind of talked about it with everybody is, if you think about the end market – so the piece that we’re talking about here, Robert, is about 30 percent of HST, right? And HST is about 30 percent of Idex, that’s kind of how we’ve talked about it. And the end markets, that business touches, you know, to one degree or another, if you look across the globe, NIH or NIH-like funding is about 30 percent of the money flows. That’s kind of how the math works.

Robert Barry:	Yes.

Heath Mitts:	So, the – you know, our expectations – by the way, for those of you who have been watching, you know, the NIH budget did not get cut, as you – as you looked at those, it actually was up one percent, you know, for their fiscal year. I think they announced that in October or November. So, you know, it was a little bit better than expected, but obviously with the election and what happens next year, we’ll see how that plays through.

But other NIH-like bodies across the globe are more positive, especially when you look at Asia. So specific to your question, how we’ve thought about that is, we look at the first part of the year, for that business, to be pretty flat, you know, in terms of revenue. You know, the first quarter being the most challenged, not necessarily because of the sequential order rates, Robert, but because, you know, last 2011 – Q1 2011 for that business was a monster. It was really a great quarter, we had a number of very large blanket orders and a – and some pretty good-sized product ramp-ups.

So first quarter is a pretty tough comp. Second quarter is kind of flattish and then we expect to see very modest improvement in Q3 and 4, so we are – we are not modeling in or building a plan that has an expectation of a – of a blowout rebound, which I think is the prudent thing to do, and for the balance of this year.

Robert Barry:	Yes, so it sounds like first quarter will be kind of the weakest quarter of the year, and then between the NIH issues, the restructuring, et cetera, it sounds like momentum should build during the year.

Heath Mitts:	Yes, no doubt. That’s exactly right.

Robert Barry:	OK, thank you.

Heath Mitts:	You bet.

Operator:	At this time, we would like to remind everyone, if you would like to ask a question, please press star followed by the number one on your telephone keypad. And your next question is from (Alison Poliniak).

(Alison Poliniak):	Hi guys, good morning.

Andy Silvernail:	Hey, (Alison).

(Alison Poliniak):	Just going back to the Q1 orders, is there any specific segment driving that? It sounds like HST and the fluidic side is still a bit weak. Can we just assume FMT is the strength here?

Andy Silvernail:	You know, I think what you see is, you know, HST was actually up two in orders – I’m sorry, you say first quarter, (Alison), I’m sorry.

(Alison Poliniak):	Yes, for January, sorry.

Andy Silvernail:	My apologies. Actually, (Alison), it was very broad-based

(Alison Poliniak):	OK.

Andy Silvernail:	Yes, January was surprisingly, you now, broad-based, and so we feel – that’s one of the reasons that we feel pretty good about it. So there hasn’t been kind of a, you know, a massive move one way or the other.

Heath Mitts:	Hey (Alison) – (Alison), this is Heath. I’d say just to add on to Andy’s comments, you know, as we’ve talked in the past, there’s certain businesses within Idex that we look at that are fairly reliant upon daily book and bill rates, and those are not just FMT, those are portions of fire and safety, specifically, BAND-IT, those are portions of HST, not just with the OEMs there, but also businesses like gas and so forth, that really, really were strong in January, which gave us a lot of confidence as we – as we’re in.

I’d say the only – the only soft spot we saw was probably – and it’s not in organic numbers, because we have not anniversaried it yet – the semicon is a bit soft, and that impacts portions of HST specifically within the optics business of CVI, and a little bit within our seals – our seals business. But other than that, it was – it was – it was very, very good.

(Alison Poliniak):	OK, great. And then obviously, the U.S. water markets challenged, but can you comment on what you’re seeing outside the U.S. for those businesses?

Andy Silvernail:	Yes, you know, the bright spots for us in water have been – have certainly been outside the U.S. Now I should say outside of the U.S. as you look east. You know, the western markets, you know, still look a lot like the U.S., and I think that’s very fair to say. But the Asian markets and the eastern European markets are – and Latin America – are pretty solid. You know, so – and we expect that trend to kind of continue.

And the other, you know, bright spot there has been the industrial water side, so the trends that we’ve been talking about here for quite some time are pretty consistent, and again, you know, we’ve built our annual operating plan and if you look at our – the actions that we have taken, the restructuring actions that we have taken – they’ve been focused around these businesses, including water, where we’ve seen sluggishness.

(Alison Poliniak):	OK, great. Thank you.

Andy Silvernail:	Thank you.

Operator:	Your next question is from Charley Brady, with BMO Capital Markets.

Charley Brady:	Hey, thanks. Good morning, guys.

Andy Silvernail:	Good morning.

Charley Brady:	Hey, just with respect to FMT, I just wanted to make sure I’m sort of clear on the direction you’re giving people into Q1, in particular, and for the company as a whole. You had a negative – you had minus one on orders in FMT in Q4. In Q1, you’ve got a tougher comp, but January sounds like it was a pretty strong snap back, and I’m just trying to square that up with, was there something that either pushed Q4 down that’s not going to be repeated, or conversely, you know, in Q1 was there something that popped it up that reversed directions somehow, because you would – you would think that with a tougher comp, your orders in FMT in Q1 would be, you know, about the same or maybe a little bit worse.

Andy Silvernail:	You’ve got a few things in there. The most important is really looking at the kind of – you know, the blanket/project orders that we’re comping against, and at the end of Q4, you know, Q1, as we mentioned a moment ago, you know, we’ve seen a pretty good start, you know, collectively across the board. And so we have – as we look at that, that’s kind of the big thing probably that’s in there, is really to look at the blankets and the project.

Other than that, you know, it’s just been a solid rebound, and we’re encouraged by it.

Heath Mitts:	Charley, the only thing I would jump in is, we do expect the fourth quarter to be our slowest on a year-over-year organic growth perspective, on the sales. We do expect it to be slow – the slowest. As you’ve seen, we’re guiding around four percent for the fourth quarter organic, and our full year is guided a little bit higher than that. So, you will see just the natural flow, and there’s some seasonality with pieces of it as well. So, you know, I think we’re confident in Q4 and the orders are lined up well to support that.

Charley Brady:	Ok, you said Q4. Do you mean Q1?

Heath Mitts:	I’m sorry, Q1. I apologize.

Charley Brady:	OK, no worries. And just switching gears, so on the – on the emerging markets, you know, Brazil, India, China, you’ve got a new facility opened recently in India, can you talk about Brazil, though? You’ve been looking at maybe putting more manufacturing footprint in country, just kind of an update on what’s going on in that, and kind of where you see also what’s going on within China opportunities?

Andy Silvernail:	Yes, so let’s talk about Brazil first, Charley. You know, Brazil, I would say the commentary is similar to what it was in the third quarter. You know, we’ve got some pretty intense focus there on looking at our options. There are some acquisitions that we’ve looked at, you know, pretty heavily in Brazil, that would help us accelerate our footprint there, and we’re studying that and making sure we make a good investment. But we’re certainly going to continue our press, you know, in South America.

Relative to China and India also, you know, I think both of those we saw nice rebounds in the fourth quarter, you know, compared to the third quarter in terms of activity, and we think those will continue. You know, we’re – the investment that we’ve made in India is very, very similar to the investment that we made in China in terms of the capability of the footprint we’ve put in place, and we’ve seen much faster adoption by our businesses in terms of utilizing that infrastructure to be much more local, and we’re pretty encouraged by that. And you know, in China, it’s a – China’s a good story. It’s – you know, we’ve been very successful. We’ve had incredible growth rates there for the last few years, and we expect, you know, much better than market growth going forward.

Charley Brady:	One more, and I’ll hop in queue. On the supply chain, are you seeing any meaningful constraints or bottlenecks in the supply chain right now?

Andy Silvernail:	No, you know, we’re really not. You know, at this time last year, if you all recall, you know, there were a lot of concerns out there around – around inflation and around that question, Charley, around constraints. We really don’t see that at this point. I will say, however, that the major portion of the incremental investments that we’re making in 2012, and we’ll make more investments in 2013, are to, you know, improve our supply chain. We really think that an outstanding supply chain can be a significant competitive differentiator, and we’re trying to build similar capability throughout the world that we’ve built over the last three or four years in Asia, and we think having a very strong regional supply chain capability is the right way to go in a – in a world that is certainly, you know, converging.

Charley Brady:	OK, thanks.

Andy Silvernail:	Thank you.

Operator:	Your next question is from the line of Scott Graham with Jefferies.

Scott Graham:	Yes, I have two followup questions, if I may. Last quarter, Andy, you indicated that sales in 85 percent of your businesses rose. I was wondering if you could give a similar metric for this quarter.

Andy Silvernail:	It’s – yes, overall, about 80 percent, so that 80 to 85 is pretty good.

Scott Graham:	OK.

Andy Silvernail:	And the trends are really consistent, Scott, right? The places that we see pressure, the places that are facing municipal, and to Heath’s point, you know, it’s not a big piece in the organic, but the semiconductor, I think as everyone has seen, has been, you know, for the last six months it was pretty tough, although we’re starting to see that, you know, I think maybe hit bottom, but you’ve got a couple comps here going forward. But it’s really municipal and (sami) that you have the biggest issues.

Scott Graham:	I gotcha. Second thing is, historically the company has eliminated reduced costs by 20 to 25 million dollars from your productivity initiatives, including purchasing mixed model lean and otherwise. Excluding restructuring costs – benefits, that is – do you see staying with that number under your – as CEO going forward, Andy?

Andy Silvernail:	I absolutely do. You know, I think – you know, we’ve had a great history of driving productivity in the company. And as everyone knows, right, that bar gets raised a little bit every year, and that’s a big piece, Scott, of putting more investment into supply chain. You know, we want to drive that, and over time frankly improve that, and also get the benefits of improved lead time and improved quality. So yes, the answer is yes. That’s what we should expect here in 2012, and the answer is yes, that should be the expectation as we go forward.

Scott Graham:	Thanks very much.

Andy Silvernail:	Thank you.

Operator:	Again, if you would like to ask a question, please press star followed by the number one on your telephone keypad. And at this time, I’m showing that there are no further questions in queue.

Andy Silvernail:	Well everybody, thank you very much for taking the time this morning. Again, you know, we’re delighted with how we finished the year, and we’re pleased with how we’re seeing a start to 2012. You know, we’re exceptionally proud of what the team has accomplished across Idex, and we look forward to having a solid year in 2012, and we’ll talk to you again in the first quarter.

Operator:	Thank you. This does conclude today’s conference call, you may now disconnect.

END